Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-120213) pertaining to the Radiation Therapy Services, Inc. Second Amended and Restated 1997 Stock Option Plan and the Radiation Therapy Services, Inc. 2004 Stock Incentive Plan of our reports dated February 12, 2007, with respect to the consolidated financial statements of Radiation Therapy Services, Inc. and subsidiaries, Radiation Therapy Services, Inc. and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Radiation Therapy Services, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Certified Public Accountants
Tampa, Florida

February 12, 2007